PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS SECOND CONSECUTIVE YEAR OF RECORD NET INCOME

FOURTH QUARTER EARNINGS INCREASE 5.6%

QUAKERTOWN, PA (January 26, 2012) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2011 of $1,912,000, or $0.60 per share on a diluted basis. This represents a 5.6% increase compared to net income of $1,810,000, or $0.58 per share on a diluted basis, for the same period in 2010.

For the year ended December 31, 2011, net income was $8,880,000, or $2.81 per share on a diluted basis, and represents the second consecutive year of record earnings for the Company. Net income for 2011 also represents a 23.0% increase from 2010 net income of $7,217,000, or $2.32 per share on a diluted basis. Net income expressed as an annualized rate of return on average assets was 1.06% and 0.93% for the years ended December 31, 2011 and 2010, respectively. For the twelve-month periods ended December 31, 2011 and 2010 the annualized rate of return on average shareholders’ equity was 13.99% and 12.53%, respectively.

When comparing both the three-month and one-year periods the key contributors to the positive earnings performance was an increase in net interest income and a reduction in the provision for loan losses. “As a community focused, service oriented financial institution, QNB has been extremely successful in increasing the number of households, accounts and customers it services”, stated Thomas J. Bisko, Chief Executive Officer. “The building of these relationships has resulted in significant deposit and earning asset growth which has contributed to the increase in net interest income.” Mr. Bisko noted, “Loan activity has shown signs of improvement during the fourth quarter as loans increased $16,958,000 from September 30, 2011 to December 31, 2011.” Mr. Bisko concluded, “We are extremely pleased with our record financial performance of the past two years and look forward to a successful 2012.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2011 totaled $6,938,000, an increase of $125,000, or 1.8%, over the same period in 2010. Strong growth in deposits and the investment of these deposits into the securities portfolio was the primary contributor to the increase in net interest income when comparing the two quarters. Average earning assets grew by $67,367,000, or 8.7%, when comparing the fourth quarter of 2011 to the same period in 2010, with average investment securities increasing $65,587,000, or 23.4%. On the funding side, average deposits increased $66,003,000, or 9.6%, with average transaction accounts increasing $87,555,000, or 23.2%. The growth in transaction accounts is largely due to the success of QNB's Online eSavings account and the seasonal tax deposits of several local school districts and municipalities. Offsetting a portion of this growth was a decline in average time deposits of $21,552,000 when comparing the fourth quarter 2011 with the same period in 2010.

With the growth in earning assets occurring in the investment portfolio, the mix of earning assets changed which contributed to a decline in the net interest margin, as investment securities generally earn a lower yield than loans. Actions by the Federal Reserve Bank’s Open Market Committee during the third quarter of 2011 and events in Europe continued to have an impact on the level of interest rates and the shape of the yield curve, as interest rates remained at historically low levels during the fourth quarter of 2011. As a result, a significant amount of higher yielding bonds with call features were called and prepayments on mortgage-related securities increased, with these proceeds being reinvested in lower yielding investment securities. The net interest margin for the fourth quarter of 2011 was 3.53% compared to 3.75% for the fourth quarter of 2010 and 3.63% for the third quarter of 2011.

The average rate earned on earning assets declined 54 basis points from 4.97% for the fourth quarter of 2010 to 4.43% for the fourth quarter of 2011. The yield on earning assets was 4.59% for the third quarter of 2011. When comparing the change in the yield on earning assets between the two fourth quarter periods, loans and investment securities declined from 5.86% and 3.79%, respectively, for the fourth quarter of 2010 to 5.47% and 3.21%, respectively, for the fourth quarter of 2011, a decline of 39 basis points and 58 basis points, respectively.

In comparison, the cost of interest-bearing liabilities declined 35 basis points from 1.38% to 1.03% over the same time periods. The interest rate paid on interest-bearing deposits declined by 35 basis points to 0.94% for the fourth quarter of 2011 compared to the fourth quarter of 2010. The cost of interest-bearing deposits was 1.09% for the third quarter of 2011. The decline in the rate paid on deposits largely resulted from the repricing of time deposits, interest-bearing transaction accounts and money market accounts at lower market rates. Lower-cost time deposits was the greatest contributor with the average rate paid on time deposits declining 48 basis points from 1.94% for the fourth quarter of 2010 to 1.46% for the fourth quarter of 2011.

For the year ended December 31, 2011 net interest income was $28,126,000, an increase of $2,213,000, or 8.5%, over the $25,913,000 reported for 2010. Growth in deposits and earnings assets contributed to the improvement in net interest income when comparing the two years as the net interest margin was 3.72% for both periods. For the twelve-month period average earning assets increased by $65,321,000, or 8.7%, with average loans increasing $10,058,000, or 2.2%, and average investment securities increasing $55,357,000, or 21.0%. Over this same period average funding sources increased $58,819,000, or 8.2%, with average total deposits increasing $62,444,000, or 9.4%.

When comparing the twelve-month periods ended December 31, 2010 and 2011, the average rate earned on earning assets declined 39 basis points from 5.10% to 4.71%, respectively, with the yield on loans and investment securities declining by 18 basis points and 55 basis points, respectively. In comparison, the interest rate paid on total average interest-bearing liabilities declined 42 basis points from 1.56% for 2010 to 1.14% for the 2011 with the average rate paid on interest-bearing deposits declining 43 basis points from 1.47% to 1.04% over the same period. When comparing the two years the average rate paid on time deposits declined 55 basis points from 2.12% for 2010 to 1.57% for 2011. The decline in the yield on earning assets as well as in the cost of deposits reflects the impact of a long period of historically low interest rates.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and as a result of increases in non-performing and classified loans, higher than normal levels of charge-offs and concerns about the slow economic recovery, continues to record significant provisions for loan losses to reflect these conditions.

Total non-performing assets were $24,145,000 at December 31, 2011 compared with $24,718,000 as of September 30, 2011 and $11,634,000 as of December 31, 2010. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest and restructured loans were $21,390,000, or 4.36% of total loans, at December 31, 2011 compared with $21,956,000, or 4.64% of total loans, at September 30, 2011 and $9,872,000, or 2.05% of total loans, at December 31, 2010. The increase in non-performing assets during 2011 is primarily the result of several large commercial loan relationships that had signs of financial difficulty and tight collateral values. These loans were placed on non-accrual status because it is possible that all principal and interest payments will not be received as expected. Loans on non-accrual status were $18,597,000 at December 31, 2011 compared with $19,219,000 at September 30, 2011 and $7,183,000 at December 31, 2010. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at December 31, 2011, $13,242,000 are current or past due less than 30 days at December 31, 2011.

QNB had OREO and other repossessed assets of $826,000 as of December 31, 2011 compared with $884,000 at September 30, 2011 and $90,000 at December 31, 2010. Non-performing pooled trust preferred securities are carried at fair value which was $1,929,000, $1,878,000 and $1,672,000 at December 31, 2011, September 30, 2011, and December 31, 2010, respectively. Total delinquent loans that are thirty days or more past due represented 1.81% of total loans at December 31, 2011 compared with 1.90% of total loans at September 30, 2011 and 2.82% of total loans at December 31, 2010.

QNB recorded a provision for loan losses of $950,000 in the fourth quarter of 2011 compared to $650,000 in the third quarter of 2011 and $1,200,000 in the fourth quarter of 2010. For the years ended December 31, 2011 and 2010 the provision for loan losses was $2,700,000 and $3,800,000, respectively. Net loan charge-offs were $576,000 for the fourth quarter of 2011, or 0.48% annualized of total average loans, compared with $633,000 for the third quarter of 2011, or 0.53% annualized of total average loans, and $377,000 for the fourth quarter of 2010, or 0.32% annualized of total average loans. Of the $1,209,000 of total loans charged-off in the third and fourth quarters of 2011, $877,000 relates to one company whose business is closely related to construction. For the twelve-month periods ended December 31, 2011 and 2010 net loan charge-offs were $2,414,000, or 0.51% annualized, and $1,062,000, or 0.23% annualized, respectively.

QNB's allowance for loan losses of $9,241,000 represents 1.88% of total loans at December 31, 2011 compared to an allowance for loan losses of $8,955,000, or 1.86% of total loans at December 31, 2010.

Non-Interest Income

Total non-interest income was $1,134,000 for the fourth quarter of 2011, a decrease of $42,000 compared with the same period in 2010. Negatively impacting the fourth quarter of 2011 was a $38,000 valuation allowance recorded against the value of a property held in other real estate owned at year end. Net gains on the sale of loans declined $25,000 to $171,000 for the fourth quarter of 2011 as the profit per loan sold decreased. Service charges on deposit accounts, primarily overdraft income, declined $17,000, or 4.6%, and income on bank-owned life insurance declined $13,000, or 11.3%. Partially offsetting these declines in non-interest income were increases in ATM and debit card income of $30,000, or 9.2%, and merchant income of $19,000, or 26.0%, when comparing the three-month periods. The increase in ATM and debit card income reflects increased usage while the increase in merchant income reflects both an increase in volume with existing customers as well as the continued growth in the number of merchants serviced.

Total non-interest income for the twelve-month periods ended December 31, 2011 and 2010 was $4,226,000 and $4,339,000, respectively. Net losses on investment securities for 2011 were $51,000 compared to net losses of $1,000 during 2010. The net loss for 2011 was comprised of other-than-temporary impairment (OTTI) charges of $97,000 which were partially offset by net gains on the sales of securities of $46,000. This compares to OTTI charges of $310,000 and net gains on the sales of securities of $309,000 in 2010.

Fees for services to customers declined $183,000 when comparing the year ended December 31, 2011 to 2010. The decrease in fees for services to customers was primarily caused by lower overdraft charges as a result of the implementation of new rules under Regulation E. Net gains on the sale of loans declined $142,000 to $352,000 for 2011. The decline in gains on the sale of residential mortgage loans is a result of slightly less residential mortgage activity during 2011 and a smaller profit per loan on those sold. Partially offsetting these decreases was an increase of $181,000 in ATM and debit card income which reflects the growth in these transactions during 2011. When comparing the two years, merchant income increased $43,000 and income on bank-owned life insurance increased $58,000 for the year ended December 31, 2011. The increase in bank-owned life insurance income is related to the death benefit on a life insurance policy in which the Bank was the beneficiary.

Non-Interest Expense

Total non-interest expense was $4,778,000 for the fourth quarter of 2011, an increase of $214,000, or 4.7%, compared to $4,564,000 for the fourth quarter of 2010. Salaries and employee benefits expense increased $257,000, or 11.2%, when comparing the two quarters. Included in salary and benefit expense for the fourth quarter of 2011 is an accrual of $163,000 for incentive compensation compared to an accrual of $102,000 for the fourth quarter of 2010. The remaining increase is primarily a result of filling the Chief Compliance Officer, the Chief Information/Technology Officer and a senior commercial lending position along with normal merit increases. Medical and dental premiums and claims increased $29,000, or 20.1%, when comparing the two quarters. Also contributing to the increase in non-interest expense was a $47,000 increase in third party services, primarily costs associated with the conversion to a new online and mobile banking system introduced in the third quarter of 2011 and outsourcing of email services to a third party provider. Partially offsetting these higher costs were reductions in marketing expense of $32,000 and FDIC insurance expense of $60,000. The decrease in marketing was primarily related to donations; 2010 included several large donations and community event sponsorships. The decrease in FDIC premium expense was a result of a reduction in the rate charged and a change in the method of calculating the basis of the premium.

Total non-interest expense was $18,296,000 for the year ended December 31, 2011. This represents an increase of $895,000, or 5.1%, from the same period in 2010. Higher salary and benefits expense contributed $861,000 of the increase with the accrual for incentive compensation accounting for $347,000 of the total increase in salary and benefits expense. Filling the Chief Operating Officer position, in addition to the other positions noted above, also impacted the twelve month salary and benefit expense comparison. Included in 2010 salary expense was severance related expenses of $130,000 for two former officers of the Bank. Also contributing to the increase in total non-interest expense is a $106,000 increase in furniture and equipment expense. The increase in this category is primarily related to an increase in equipment maintenance costs including those related to HVAC, printers and copiers and our core processing system. Third party services costs increased $151,000, or 13.5%, when comparing the twelve-month periods with the online and mobile banking and email services, as noted above, accounting for most of the increase. Partially offsetting these increases was a $260,000 reduction in FDIC insurance premiums as noted above.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates nine branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Assets	$868,804	$875,211	$839,280	$819,445	$809,260
Investment securities (AFS & HTM)	349,418	352,251	327,936	296,312	293,231
Loans receivable	489,936	472,978	475,710	478,394	482,182
Allowance for loan losses	(9,241)	(8,867)	(8,850)	(9,192)	(8,955)
Net loans	480,695	464,111	466,860	469,202	473,227
Deposits	750,712	757,140	719,681	707,406	694,977
Demand, non-interest bearing	66,850	63,674	65,542	61,881	55,377
Interest-bearing demand, money market and savings	398,838	401,233	360,150	353,844	329,368
Time	285,024	292,233	293,989	291,681	310,232
Short-term borrowings	24,021	25,806	30,553	26,033	29,786
Long-term debt	20,299	20,301	20,303	20,306	20,308
Shareholders' equity	70,841	69,445	66,194	62,683	61,090

Asset Quality Data (Period End)
Non-accrual loans	$18,597	$19,219	$9,455	$10,589	$7,183
Loans past due 90 days or more and still accruing	380	87	10	12	268
Restructured loans	2,413	2,650	2,417	2,387	2,421
Non-performing loans	21,390	21,956	11,882	12,988	9,872
Other real estate owned and repossessed assets	826	884	—	—	90
Non-accrual pooled trust preferred securities	1,929	1,878	1,962	1,709	1,672
Non-performing assets	$24,145	$24,718	$13,844	$14,697	$11,634

Allowance for loan losses	$9,241	$8,867	$8,850	$9,192	$8,955

Non-performing loans / Loans	4.36%	4.64%	2.49%	2.71%	2.05%
Non-performing assets / Assets	2.78%	2.82%	1.65%	1.79%	1.44%
Allowance for loan losses / Loans	1.88%	1.87%	1.86%	1.92%	1.86%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the twelve months ended,
For the period:	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10	12/31/11	12/31/10

Interest income	$8,849	$9,085	$9,188	$9,095	$9,189	$36,217	$36,183
Interest expense	1,911	2,005	2,037	2,138	2,376	8,091	10,270
Net interest income	6,938	7,080	7,151	6,957	6,813	28,126	25,913
Provision for loan losses	950	650	450	650	1,200	2,700	3,800
Net interest income after provision for loan losses	5,988	6,430	6,701	6,307	5,613	25,426	22,113
Non-interest income:
Fees for services to customers	351	363	347	327	368	1,388	1,571
ATM and debit card	356	359	366	328	326	1,409	1,228
Net gain (loss) on investment securities available-for-sale	(30)	(32)	54	(43)	(23)	(51)	(1)
Other	457	392	303	328	505	1,480	1,541
Total non-interest income	1,134	1,082	1,070	940	1,176	4,226	4,339
Non-interest expense:
Salaries and employee benefits	2,543	2,522	2,408	2,387	2,286	9,860	8,999
Net occupancy and furniture and equipment	759	705	690	700	757	2,854	2,737
FDIC insurance premiums	202	41	276	262	262	781	1,041
Other	1,274	1,246	1,210	1,071	1,259	4,801	4,624
Total non-interest expense	4,778	4,514	4,584	4,420	4,564	18,296	17,401
Income before income taxes	2,344	2,998	3,187	2,827	2,225	11,356	9,051
Provision for income taxes	432	676	752	616	415	2,476	1,834
Net income	$1,912	$2,322	$2,435	$2,211	$1,810	$8,880	$7,217

Share and Per Share Data:
Net income - basic	$0.60	$0.74	$0.77	$0.71	$0.58	$2.82	$2.32
Net income - diluted	$0.60	$0.73	$0.77	$0.70	$0.58	$2.81	$2.32
Book value	$22.32	$21.95	$20.98	$19.94	$19.52	$22.32	$19.52
Cash dividends	$0.25	$0.25	$0.25	$0.25	$0.24	$1.00	$0.96
Average common shares outstanding - basic	3,164,710	3,154,529	3,144,935	3,134,449	3,119,039	3,149,752	3,105,565
Average common shares outstanding - diluted	3,178,302	3,168,931	3,161,761	3,145,239	3,132,689	3,163,748	3,114,722

Selected Ratios:
Return on average assets	0.87%	1.07%	1.18%	1.11%	0.89%	1.06%	0.93%
Return on average shareholders' equity	11.50%	14.31%	15.62%	14.72%	12.08%	13.99%	12.53%
Net interest margin (tax equivalent)	3.53%	3.63%	3.84%	3.89%	3.75%	3.72%	3.72%
Efficiency ratio (tax equivalent)	55.44%	51.97%	52.50%	52.57%	53.76%	53.12%	54.10%
Average shareholders' equity to total average assets	7.58%	7.49%	7.56%	7.55%	7.41%	7.55%	7.42%
Net loan charge-offs	$576	$633	$792	$413	$377	$2,414	$1,062
Net loan charge-offs (annualized) / Average loans	0.48%	0.53%	0.67%	0.35%	0.32%	0.51%	0.23%

Balance Sheet (Average)
Assets	$870,133	$859,434	$826,901	$806,289	$802,144	$840,903	$776,599
Investment securities (AFS & HTM)	345,698	332,479	305,196	290,523	280,111	318,664	263,307
Loans receivable	479,076	475,549	477,151	476,699	475,828	477,121	467,063
Deposits	756,472	744,619	714,628	696,877	690,469	728,357	665,913
Shareholders' equity	65,974	64,388	62,531	60,896	59,436	63,464	57,589

Contacts:	Thomas J. Bisko, CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com